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                                   Exhibit 4.6

                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                             100 Second Avenue South
                                   Suite 303 N
                          St. Petersburg, Florida 33701

January 31, 1999

Mr. Rodney R. Schoemann, Sr.
Managing Member
Schoemann Venture Capital, LLC
3904 Wheat Drive
Metairie, Louisiana 70002

      RE:   Restatement of Subscription Agreement
            by and between Affinity International Travel
            Systems, Inc. and Schoemann Venture Capital, LLC
            Dated January 15, 1999

Dear Rodney:

      It has come to my attention that the documentation evidencing the transaction by and between Affinity International Travel Systems, Inc. ("AFFT") and Schoemann Venture Capital, LLC ("SVC" or "the subscriber") executed as of January 15, 1999 does not embody the true intention of the agreement reached by AFFT and SVC. As such, this letter, with your consent, evidenced by your execution of this letter agreement where indicated below, will void ab initio the Subscription Agreement dated January 15, 1999 by and between AFFT and SVC and restate, retroactively to January 15, 1999, the terms and conditions of AFFT's sale of a convertible note in the aggregate principal amount of $222,000.00 (the "Note"), convertible into 634,286 shares of common stock, $0.001 par value per share (the "Common Stock") for the purchase price set forth in Section 4 hereof to SVC. The Note is unsecured, shall not bear any interest, is immediately convertible, shall only be payable in common stock at the time of conversion and, to the extent the Note has not been converted by March 31, 1999, the unconverted principal shall automatically be converted into shares of common stock, as provided herein without further action on the part of the Company or the subscriber.

      SVC understands that the offering is being made without registration of the Note or the underlying Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption for transactions by an issuer not involving a public offering and further understands that SVC is purchasing such securities without being furnished any prospectus setting forth all of the information that would be required to be furnished under the Securities Act, and understands further that the offering is being made only to "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act).

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                              TERMS AND CONDITIONS

1. Subscription. Subject to the terms and conditions of this Subscription Agreement (this "Agreement"), the subscriber hereby irrevocably subscribes for the Note, the purchase price for which is payable as described in Section 4.

2. Acceptance of Subscription and Issuance of Note. It is understood and agreed that the Company has the right to accept or reject this subscription, in whole or in part, and that this subscription is accepted by the Company only when it is signed by a duly authorized officer of the Company and delivered to the subscriber at the Closing referred to in Section 3.

3. The Closing. The closing of the purchase and sale of the Note (the "Closing") shall take place at the offices of the Company or such other mutually acceptable place at such time and place as the Company shall designate by notice to the subscriber. The Company may, at its option, elect to close the purchase and sale of the shares in one or more Closings.

4. Payment and Terms of Note. The undersigned shall make payment in the amount of Two Hundred Twenty Two Thousand and No/100 Dollars ($222,000.00) (the "Purchase Price"), for the Note, less the amount necessary to satisfy all costs and expenses, including reasonable attorney and professional fees, travel, lodging and other transportation expenses, if any, of the subscriber incurred in connection with this subscription, to the Company via certified check, personal check, or wire transfer to the account designated by the Company.

5. Representations of the Company. As of the date of the Closing (the "Closing Date"), the Company represents as follows:

      (a) Valid Issuance. The Common Stock issuance upon conversion of the Note, when issued in accordance with the Note, will represent validly authorized, duly issued and fully paid and non-assessable shares of the Company, and the issuance thereof will not conflict with the Certificate of Incorporation or Bylaws of the Company nor with any outstanding warrant, option, call, preemptive right or commitment of any type relating to the Company's capital stock.

      (b) Other Representations and Agreements.

            (i) Use of Proceeds. The Company agrees that it, or a wholly owned subsidiary of the Company, shall only use the proceeds received from this subscription for directly related operating expenses of the Company or any wholly owned subsidiary of the Company, but in no event shall the proceeds from this subscription be used for present or future compensation, whether regular or special, of any officer or director of the Company.

            (ii) Right of First Refusal - Future Financing. For eighteen (18) months from and after the date hereof, in the event that the Company solicits, or is advised by an investment banker or financing specialist to solicit, investment capital by means of any private placement of securities or other financing efforts utilizing securities of the Company, the Company shall first offer to the subscriber the ability to participate in all or part of such private placement or


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financing. The subscriber shall accept or reject the offer within five business
(5) days of receipt of the offer. Such response shall be made in writing via certified mail, return receipt requested, or via overnight mail. In the event that the subscriber agrees to provide such future financing, the subscriber shall be required to provide such financing at a discounted commission rate of five percent (5%). This provision shall not be effective for any investment opportunity not generated through the initial efforts of the Company.

            (iii) Registration of Shares. Not later than December 15, 1999, the Company shall effect a registration under the Securities Act of all shares of common stock owned by the undersigned and which the undersigned requests to be registered. The Company will bear all registration expenses (exclusive of underwriting discounts and commissions) of all registrations of the securities owned by the undersigned.

                  If the Company intends to distribute any of the registered shares of the subscriber and/or any other shareholder and/or the Company pursuant to an underwriting and the underwriter advises the Company in writing that marketing factors require a limitation of shares to be underwritten, the number of shares of the subscriber to be included in such underwriting shall not be reduced, pro rata or otherwise, unless all other securities are first entirely excluded from the underwriting or upon receipt of the written consent of the subscriber, which consent may be withheld for any or no reason. If despite the best efforts of the Company, the total number of shares requested by the subscriber to be registered cannot be so included, the Company shall purchase from the subscriber that number of shares which was unable to be included in the underwritten offering at the price per share received in the offering.

                  If the Company shall furnish to the subscriber a certificate signed by the Chief Executive Officer of the Company providing that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period not to exceed ninety (90) days; provided, however, in the event that the Company shall fail to have a registration statement declared effective by the United States Securities and Exchange Commission ("SEC") by December 15, 1999 for any reason whatsoever, including pursuant to the terms of this paragraph, as compensation for the breach of the terms of this Subscription Agreement by the Company, the Company shall immediately transfer to the subscriber 100,000 shares of common stock. For each successive thirty (30) day period commencing on December 16, 1999 that the Company does not have an effective registration statement filed with the SEC, the Company shall transfer to the subscriber an additional 100,000 shares of common stock. The Company shall not have the right to defer registration more than once in any twelve (12) month period.

            (iv) Additional Registration Rights. The subscriber shall be entitled to unlimited "piggyback" registration rights in connection with all registrations of securities by the Company under the Securities Act of 1933 or in connection with any demand registration of any shareholder of the Company (except for registrations on Form S-8 or Form S-4). The Company will bear all registration expenses (exclusive of underwriting discounts and commissions) of all piggyback registrations by the subscriber.


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            (v) Sale of Additional Investor Shares. From and after the date hereof, in the event that the Company in any non-public offering sells any common stock at a price per share that is less than $0.35, then for no additional consideration, the Company shall immediately transfer to the undersigned that number of shares of common stock of the Company equal to the difference between (1) the number of shares which would have been issuable upon conversion of the Note at the lesser price per share of such subsequently sold securities and (2) the number of shares issuable under the Note.

            (vi) Co-Sale Rights. The Company shall, and shall cause its officers and directors (collectively with the Company the "Shareholders") to, grant to the subscriber a right of co-sale (on a pro-rata basis) such that upon notice to the subscriber of any non-public sale or disposition of shares of the Company by such Shareholders and/or the Company, the subscriber, upon written notice to the Company and/or the selling Shareholders, shall be entitled to participate, pro-rata as determined by each party's percentage ownership in the Company, in such sale of shares of the Company on the same terms and conditions as the Company and/or the selling Shareholders.

            In the event the Company or a Shareholder sells any shares in contravention of the co-sale rights of the subscriber under this Agreement (a "Prohibited Transfer"), the subscriber, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the "put" option provided below, and the Company and the Shareholders shall be bound by the applicable provisions of such option.

            In the event of a Prohibited Transfer, the subscriber shall have the right to sell to the Company the number of shares equal to the number of shares the subscriber would have been entitled to transfer to the purchaser hereunder had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (1) The price per share at which the shares are to be sold to the Company shall be equal to the price per share paid by the purchaser to the Shareholder or the Company in the Prohibited Transfer. The Company shall also reimburse the subscriber for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the subscriber's rights hereunder.

                  (2) Within ninety (90) days after the later of the dates on which the subscriber either (A) received notice of the Prohibited Transfer or
(B) otherwise became aware of the Prohibited Transfer, the subscriber shall, if exercising the option created hereby, deliver to the Company the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                  (3) The Company shall, upon receipt of the certificate or certificates for the shares to be sold by the subscriber pursuant to this Subsection, pay the aggregate purchase price therefore and the amount of reimbursable fees and expense in cash or by other means acceptable to the subscriber.


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            (vii) Marketability. Prior to becoming a fully reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall maintain adequate current public information in satisfaction of the requirements for resales of restricted stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and Rule 15c-2(11) promulgated under the Exchange Act, including, but not limited to, the publication over a nationally recognized reporting service or newswire of annual audited financial statements and semi-annual interim unaudited balance sheets and income statements. After the Company becomes a fully reporting company, the Company shall file all reports required under the Exchange Act.

            (viii) Stock Splits. In order to induce the subscriber to enter into this subscription agreement and to facilitate the closing of the transaction contemplated hereby, the Company represents and warrants to the subscriber that from and after the date hereof, the Company will not engage in any manner of reverse split without the prior written consent of the subscriber, which consent may be withheld for any or no reason.

6. Representations and Warranties of the Subscriber. The subscriber hereby represents and warrants to the Company and to each officer, director, and agent of the Company that:

            (a) Authority. The subscriber has all requisite authority to enter into this Agreement and to perform all the obligations required to be performed by the subscriber hereunder.

            (b) Access to Information. The subscriber is familiar with the business and financial condition, properties, operations and prospects of the Company. The subscriber has been furnished copies of the Financial Statements and all other documents requested by it and has had an opportunity to discuss the Company's business and financial condition, properties, operations and prospects with the Company's management. The subscriber has also had an opportunity to ask questions of officers of the Company, which questions were answered to his satisfaction. The subscriber understands that such discussions were intended to describe certain aspects of the Company's business and financial condition, properties, operations and prospects, but were not a thorough or exhaustive description.

            (c) Representations and Warranties as of Closing. The subscriber understands that, unless it notifies the Company in writing to the contrary at or before the Closing, all the subscriber's representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the subscriber.

            (d) Risk Factors. The subscriber understands that the purchase of the Common Stock involves substantial risks.

            (e) Knowledge, Skill and Experience. The subscriber has such knowledge, skill and experience in business, financial and investment matters so that is capable of


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      evaluating the merits and risks of an investment in Common Stock. To the extent necessary, the subscriber has retained, at his own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and owning Common Stock.

            (f) Accredited Investor. The subscriber is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

            (g) Investment Intent. The subscriber is acquiring the Common Stock solely for his own beneficial account, for investment purposes, and not with a view to, or for immediate resale in connection with, any distribution of the Common Stock. The subscriber has not offered or sold any portion of its shares of Common Stock and has no present intention of dividing his shares of Common Stock with others or of reselling his shares of Common Stock. The subscriber understands that the Common Stock has not been registered under the Securities Act or any State Securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the subscriber and of the other representations made by the subscriber in this Agreement. The subscriber understands that the Company is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

            (h) Stock Transfer Restrictions. The subscriber agrees: (i) that it will not sell, assign, pledge, give, transfer or otherwise dispose of the Common Stock or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Common Stock under the Securities Act and all applicable State Securities Laws or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws; and (ii) that the Company and any transfer agent for the Common Stock shall not be required to give effect to any purported transfer of any of the Common Stock except upon compliance with the foregoing provisions.

      7. Conditions to Obligations of the Subscriber and the Company. The obligations of the subscriber to purchase and pay for the number of shares of Common Stock specified herein and of the Company to sell the Common Stock are subject to the satisfaction at or before the Closing of the following condition precedent:

            (a) Representations and Warranties. The representations and warranties of the Company contained in Section 5 and of the subscriber contained in Section 6 shall be true and correct on and as of the Closing in all respects with the same effect as though such representations and warranties had been made on and as of the Closing.

            (b) Warrant Subscription Agreement. On or prior to the date hereof, the Company and the subscriber shall have entered into a Warrant Subscription Agreement on mutually acceptable terms.


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      8. Obligations Irrevocable. The obligations of the subscriber hereunder shall be irrevocable, except with the consent of the Company, until 3:00 p.m. EST, January 31, 1999.

      9. Equitable Remedies. Each party hereto acknowledges that a refusal without just cause by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other party, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that so refused or failed to consummate the transactions contemplated hereby. In any action to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable attorneys' fees, all costs and expenses from the party who refused or failed to perform this Agreement.

      10. Waiver, Amendment. Neither this Agreement nor any provisions of this Agreement shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

      11. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason of this Agreement shall be assignable by the Company without the prior written consent of the subscriber. The subscriber may assign, transfer, pledge, encumber, mortgage or otherwise alienate any of the rights afforded to it hereunder and the Company shall be bound by the terms hereof to such assignee or transferee; provided, however, that any assignment, transfer, or other alienation of any right hereunder by the subscriber shall be in compliance with all federal and state securities laws.

      12. Applicable Law. This Agreement shall be governed by and construed in accordance with the federal laws of the United State of America and the laws of the State of Nevada.

      13. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

      15. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:


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            (1)   If to the Company, to it at the following address:

                  100 Second Avenue South
                  Suite 303 N
                  St. Petersburg, Florida 33701
                  Attention: Daniel G. Brandano
                  FAX: (727) 896-1403

                  with a copy, which shall not constitute notice, to:

                  Brown Rudnick Freed & Gesmer
                  One Financial Center
                  Boston, Massachusetts 02111
                  Attention: Gordon R. Berman, Esq.
                  Fax: (617) 856-8201

            (2)   If to the subscriber:

                  Schoemann Venture Capital, L.L.C.
                  1209 Orange Street
                  Wilmington, Delaware 19801

                  and

                  Rodney R. Schoemann, Sr.
                  3904 Wheat Drive
                  Metairie, Louisiana 70002

                  with a copy, which shall not constitute notice, to:

                  Locke Liddell & Sapp, LLP
                  2200 Ross Avenue
                  Suite 2200
                  Dallas, Texas 75201-6776
                  Attention: William C. Perez, Esq.
                  FAX: (214) 740-8800

or at such other address as either party shall have specified by notice in writing to the other.

      16. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective successors and assigns.

      17. Survival. All representations contained in this Agreement shall survive the closing of the issuance and sale of the Note and upon conversion the issuance of the shares of Common Stock.


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      18. Notification of Changes. The subscriber hereby covenants and agrees to notify the Company upon the occurrence of any event before the closing of the purchase of the Common Stock pursuant to this Agreement which would cause any representation, warranty, or covenant of the subscriber contained in this Agreement to be false or incorrect.

      If you agree with the foregoing, please evidence your (i) consent to void ab initio the Subscription Agreement dated January 15, 1999 and (ii) acceptance of the terms and conditions of the sale of the Note as contained herein.

                                          AFFINITY INTERNATIONAL
                                          TRAVEL SYSTEMS, INC.


                                          /s/ Daniel G. Brandano
                                          --------------------------------------
                                          DANIEL G. BRANDANO
                                          President and
                                          Chief Executive Officer

      Consented to and accepted this 31st day of January, 1999.

                                    Name: Schoemann Venture Capital, LLC


                                          /s/ Rodney R. Schoemann, Sr.
                                          --------------------------------------
                                          RODNEY R. SCHOEMANN, SR.
                                          Managing Member


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